Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933


                                  THE BON-TON STORES, INC.
            (Exact name of Registrant as Specified in its Charter)

     Pennsylvania                                  23-2835229
 (State of Incorporation)            (I.R.S. Employer Identification No.)

              2801 East Market Street, York, Pennsylvania 17402
             (Address of Principal Executive Offices) (Zip Code)

                            THE BON-TON STORES, INC.
                            2000 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                            Robert E. Stern, Esquire
                Vice President, Secretary and General Counsel
                            The Bon-Ton Stores, Inc.
                             2801 East Market Street
                            York, Pennsylvania 17402
                     (Name and Address of Agent For Service)

                              (717) 751-3285
        (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:

                          John M. Coogan, Jr., Esquire
                   Wolf, Block, Schorr and Solis-Cohen LLP
                          1650 Arch Street, 22nd Floor
                           Philadelphia, PA 19103-2097
                                 (215) 977-2012

                         CALCULATION OF REGISTRATION FEE


    Title of                       Proposed        Proposed
  Securities to                     Maximum         Maximum       Amount of
       be        Amount to be    Offering Price    Aggregate     Registration
  Registered     Registered(1)     Per Share    Offering Price       Fee
  ----------     -------------     -----------  --------------   -------------
Common Stock,    400,000 shares       $ (2)         $ (2)             $54.40
$0.01 par value
per share

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) With respect to the shares registered hereunder, the proposed maximum offering price per share shall be $2.0625 per share, or the average of the high and low prices for the Common Stock on September 25, 2000 as reported in The Nasdaq National Market, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended (the "Act"), resulting in a maximum aggregate offering price of $825,000 with respect to such shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.

            The following documents filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Registration Statement by reference:

              1. The Registrant's Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

              2. The Registrant's Quarterly Report on Form 10-Q for the fiscal quarters ended April 29, 2000 and July 29, 2000.

              3. The Registrant's Current Report on Form 8-K dated June 27,
2000.

              4. The description of the Registrant's shares of Common Stock, $0.01 par value (the "Common Stock"), contained in the Registration Statement on Form 8-A dated September 11, 1991, as amended by Form 8 dated September 16, 1991, filed by the Registrant to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.       Description of Securities.

            Not Applicable.

                                                                               2
Item 5.       Interests of Named Experts and Counsel.

            The validity of the shares registered hereunder will be passed upon for the Registrant by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania. Two partners of that firm, Henry F. Miller and David R. Glyn, are trustees of certain trusts for the benefit of the children of M. Thomas Grumbacher, Chairman of the Board of Directors and Chief Executive Officer and the controlling shareholder of the Registrant. Such trusts own in the aggregate 821,504 shares of Common Stock and 545,237 shares of the Company's Class A Common Stock, $0.01 par value per share. Mr. Miller is also a trustee of a trust for the benefit of Mr. Grumbacher's children which owns 24,950 shares of Common Stock, and Mr. Glyn is a trustee of a trust for the benefit of Mr. Grumbacher's grandchild which owns 5,000 shares of Common Stock. In addition, David J. Kaufman, a retired partner of Wolf, Block, Schorr and Solis-Cohen LLP, is one of three directors of The Grumbacher Family Foundation, which owns 185,773 shares of Common Stock.

Item 6.       Indemnification of Directors and Officers.

            Section 1713 of Subchapter B of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provides that if the bylaws of a business corporation so provide, no directors shall be personally liable for monetary damages for any action or failure to act unless the director has breached or failed to perform his or her duties under Subchapter B of Chapter 17 of the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, provided that such provision does not apply to the responsibility or liability of a director with respect to any criminal statute or for the payment of taxes. The Registrant's Bylaws (the "Bylaws") contain provisions which limit the liability of directors as described in
Section 1713.

            Subchapter D (Sections 1741 through 1750) of Chapter 17 of the BCL contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively, "Representatives"), and related matters.

            Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

                                                                               3
           Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

            Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

            Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

            Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

            Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office and that the corporation may create a fund or otherwise secure or insure its indemnification obligations, whether arising by law or otherwise.

            Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the BCL.

                                                                               4
           Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

            Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of such Representative.

            The Bylaws provide that the Registrant shall, to the fullest extent permitted by Pennsylvania law, indemnify and hold harmless each director or officer of the Registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or through arbitration (each being a "Proceeding"), for all actions taken by him or her and for all failures to take action. Indemnitees shall be indemnified and held harmless against all expense, liability and loss, including without limitation attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such indemnitee in connection with a Proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim of indemnification is determined by a court to have constituted willful misconduct or recklessness. Such right to indemnification includes the right to have expenses incurred by the indemnitee in defending any Proceeding to be paid by the Registrant in advance of the final disposition thereof, provided that if Pennsylvania law so requires, such payment shall only be made upon receipt from the indemnitee of an undertaking to repay advanced amounts without interest if it is ultimately determined that the indemnitee is not entitled to indemnification. The Bylaws further provide that indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

            The Bylaws authorize the Registrant to purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. The Registrant may create a fund or otherwise secure its indemnification obligations which arise under the Bylaws, the Registrant's Articles of Incorporation, by agreement, vote of shareholders or directors, or otherwise. The Registrant has purchased directors' and officers' liability insurance.

            The Bylaws provide that provisions relating to indemnification and the advancement of expenses shall constitute a contract between the Registrant and the indemnitee, and that any repeal or amendment of such provisions adverse to such directors and officers shall apply only on a prospective basis and shall not limit such rights with respect to any act or failure

                                                                               5
to act prior to such repeal or amendment. Any such repeal or amendment which reduces the limitation of liability or indemnification or advancement of expenses must be adopted by the unanimous vote of the directors of the affirmative vote of a majority of the votes that shareholders are entitled to cast in the election of directors. The Bylaws also provide in the event of a change in Pennsylvania law which expands the liability of directors or limits rights of indemnification or advancement of expenses, such rights to limitation of liability, indemnification and advancement of expenses shall continue to the fullest extent provided by law, and that if such change in law limits further the liability of directors or provides broader rights to indemnification or the advancement of expenses, the limitations of liability and rights to indemnification and advancement of expenses shall be broadened to the extent permitted by law.

Item 7.       Exemption from Registration Claimed.

            Not Applicable.


Item 8.       Exhibits.

            The following Exhibits are filed as part of this Registration
Statement:

                Exhibit No.
                -----------
                   4          The Bon-Ton Stores, Inc. 2000 Stock Incentive
                              Plan (incorporated by reference to Exhibit 10.2
                              of the Registrant's Quarterly Report on Form 10-Q
                              for the quarter ended July 29, 2000).

                   5          Opinion of Wolf, Block, Schorr and Solis-Cohen
                              LLP.

                  23.1 Consent of Arthur Andersen LLP, independent public accountants.

                  23.2        Consent of Wolf, Block, Schorr and Solis-Cohen LLP
                              (contained in Exhibit 5).

                  24 Power of Attorney (included on signature page in Part II of this Registration Statement).

                                                                               6
Item 9.       Undertakings.

             The undersigned Registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

             2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                                                               7
                 The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                                               8
                       SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of York, Pennsylvania, on this 29th day of September, 2000.

                                 THE BON-TON STORES, INC.


                                 By:/s/ M. Thomas Grumbacher
                                    ------------------------
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer



         We, the undersigned officers and directors of THE BON-TON STORES, INC., hereby severally constitute and appoint each of M. Thomas Grumbacher and Michael
L. Gleim, signing singly, our lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                        Title                              Date
         ---------                        -----                              ----
  /s/ M. Thomas Grumbacher    Chairman of the Board of Directors    September 29, 2000
  ------------------------    and Chief Executive Officer
      M. Thomas Grumbacher

                                                                               9

         Signature                        Title                               Date
         ---------                        -----                               ----
  /s/ Michael L. Gleim              Vice Chairman, Chief Operating    September 29, 2000
  ----------------------            Officer and Director
      Michael L. Gleim

  /s/ Samuel J. Gerson              Director                           September 29, 2000
  ----------------------
      Samuel J. Gerson

  /s/ Lawrence J. Ring              Director                           September 29, 2000
  ----------------------
      Lawrence J. Ring


  /s/ Robert C. Siegel              Director                           September 29, 2000
  ----------------------
      Robert C. Siegel


  /s/ Leon D. Starr                 Director                           September 29, 2000
  ----------------------
      Leon D. Starr


  /s/ Frank Tworecke                Vice Chairman, Chief               September 29, 2000
  ----------------------            Merchandising Officer and
      Frank Tworecke                Director



  /s/ Leon F. Winbigler             Director                           September 29, 2000
  ----------------------
      Leon F. Winbigler


  /s/ Thomas W. Wolf                Director                           September 29, 2000
  ----------------------
      Thomas W. Wolf


  /s/ James H. Baireuther           Executive Vice President and       September 29, 2000
  -----------------------           Chief Financial Officer
      James H. Baireuther           (principal financial
                                    and accounting officer)

                                                                              10
                           THE BON-TON STORES, INC.
                            2000 STOCK INCENTIVE PLAN

                       REGISTRATION STATEMENT ON FORM S-8


                                  EXHIBIT INDEX


--------------------------------------------------------------------------------
Exhibit No.
--------------------------------------------------------------------------------
4             The Bon-Ton Stores, Inc. 2000 Stock Incentive Plan
              (incorporated by reference to Exhibit 10.2 of the Registrant's
              Quarterly Report on Form 10-Q for the  quarter ended July 29,
              2000).
--------------------------------------------------------------------------------
5             Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.
--------------------------------------------------------------------------------
23.1          Consent of Arthur Andersen LLP, independent public accountants.
--------------------------------------------------------------------------------
23.2          Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in
              Exhibit 5).
--------------------------------------------------------------------------------
24            Power of Attorney (included on signature page in Part II of this
              Registration Statement).
--------------------------------------------------------------------------------